Exhibit 99.1

News Release

For more information, contact:
Teresa Paulsen MEDIA
Vice President, Corporate Communication
ConAgra Foods, Inc.
tel: 402-240-5210

Chris Klinefelter ANALYSTS
Vice President, Investor Relations
ConAgra Foods, Inc.
tel: 402-240-4154

www.conagrafoods.com
FOR IMMEDIATE RELEASE
CONAGRA FOODS REPORTS STRONG COMPARABLE FOURTH-QUARTER
EPS GROWTH AND STRONG FISCAL 2011 OPERATING CASH FLOWS
Highlights (vs. year-ago period amounts where applicable):
•	Fiscal 2011 fourth-quarter diluted EPS from continuing operations was $0.62 as reported and $0.47 adjusted for items impacting comparability, up 130% as reported and up 24% on a comparable basis.
•	The Consumer Foods segment continued to be challenged by difficult conditions in the quarter, but made progress with pricing actions, as price/mix contributed 2 points to the segment’s sales. Despite price increases and strong cost savings, the Consumer Foods segment’s profitability declined for the quarter on a comparable basis, reflecting the impact of 9% inflation in the segment’s cost of goods sold.
•	Commercial Foods’ operating profits increased 14% for the quarter due to Lamb Weston’s ongoing recovery and continued strong flour milling results.
•	Lower incentive compensation expense and recent share repurchases contributed to the quarter’s EPS results.
•	Full fiscal year 2011 diluted EPS from continuing operations was $1.90 as reported, and diluted EPS adjusted for items impacting comparability was $1.75.
•	Full fiscal year 2011 operating cash flow exceeded $1.3 billion, in line with targets.
•	The company currently expects fiscal 2012 diluted EPS, adjusted for items impacting comparability, to grow at a low- to mid-single-digit rate over the comparable base of $1.75 earned in fiscal 2011.
OMAHA, Neb., June 23, 2011 — ConAgra Foods, Inc., (NYSE: CAG) one of North America’s leading packaged food companies, today reported results for the fiscal 2011 fourth quarter, which ended May 29, 2011. As reported, diluted EPS from continuing operations was $0.62, 130% above the $0.27 earned in the year-ago period. Results include $0.15 of net benefit in the current quarter
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and $0.11 of net expense in the year-ago period from items impacting comparability; adjusting for those items, comparable diluted EPS from continuing operations of $0.47 in the current quarter was 24% above the $0.38 earned a year ago. Items impacting comparability, including those related to business segment performance, for the current fiscal year and prior fiscal year are summarized toward the end of this release and reconciled for Regulation G purposes on page 9.
Gary Rodkin, ConAgra Foods’ chief executive officer, said, “Overall marketplace and economic conditions remain challenging, as our Consumer Foods segment incurred 9% cost inflation this quarter. We are, however, demonstrating progress in some key areas of our business. Net pricing has begun to improve in Consumer Foods sales, cost savings are on track, and Lamb Weston and flour milling operations are delivering stronger results for our Commercial Foods segment. High input costs and difficult economic conditions are expected to continue to create challenges in fiscal 2012; additional pricing actions are under way, and productivity initiatives should continue to be strong. Despite the challenging circumstances, we expect our overall fiscal 2012 to show low- to mid-single digit EPS growth, adjusted for items impacting comparability; we remain committed to our long-term EPS growth goal of 6-8% annually.”
Consumer Foods Segment (63% of fourth-quarter sales)
Branded and non-branded food sold in retail and foodservice channels.
The Consumer Foods segment posted sales of $2,027 million and operating profit of $367 million for the fourth quarter. Sales increased slightly as reported, reflecting favorable price/mix of 2%, approximately 2% benefit from acquisitions (net of divestitures), and an organic volume decline of 3%. The volume decline reflects difficult market conditions, including soft demand and the impact of price increases necessitated by high input costs. Net prices have increased for key areas of the portfolio, including cooking oil-related products, frozen foods, and snacks. Additional net pricing increases have been implemented early in fiscal 2012, and the company will continue taking responsible pricing actions as market conditions require.
•	Brands posting sales growth for the quarter included Hebrew National, Marie Callender’s, Peter Pan, Reddi-wip, Ro*Tel, Slim Jim, Wesson, and others.
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•	More brand details can be found in the Q&A document accompanying this release.
Operating profit of $367 million was 63% above the $226 million in the year-ago period, as reported. Current-quarter operating profit includes $95 million of net benefit from items impacting comparability, the largest component of which is an insurance-related gain; prior-year amounts include $69 million of net expense from items impacting comparability. Adjusting for those amounts, comparable current-quarter operating profit of $273 million was 7% below prior-year comparable operating profit of $295 million. The comparable profit decline reflects very high input cost inflation, which approximated 9% of cost of goods sold; inflation was partially offset by pricing actions, as discussed above, as well as strong supply chain savings, lower advertising and promotion expense, and lower incentive compensation expense.
Commercial Foods Segment (37% of fourth-quarter sales)
Specialty potato, sweet potato, milled grain products, and seasonings, blends, and flavors sold to foodservice and commercial channels worldwide.
Sales for the Commercial Foods segment were $1,183 million, 15% above year-ago amounts. The sales increase reflects higher flour milling prices given higher wheat costs, as well as improved volumes for Lamb Weston specialty potato products and price increases necessitated by high input costs.
Segment operating profit was $127 million, 14% above year-ago amounts. Lamb Weston profitability improved significantly due to higher volumes and ongoing pricing initiatives, as well as operating efficiencies resulting from improved crop quality. Lamb Weston profitability also benefitted from good volume growth for sweet potato products and other favorable product mix. Flour milling profits increased from year-ago amounts due to favorable market conditions and effective commodity management in a very volatile wheat market.
Capital and Other Items
•	Corporate expense was $58 million for the quarter and $124 million in the year-ago period. Current-quarter amounts include $7 million of net hedging benefit, and prior-year amounts
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include $18 million of expense from other items impacting comparability. Excluding these amounts, Corporate expense was $66 million for the current quarter and $106 million in the year-ago period; the decrease largely reflects lower incentive compensation expense, and, to a lesser extent, other benefits from ongoing cost reduction efforts.
•	Net interest expense was $55 million in the current quarter, compared with $39 million in the year-ago period. The increase is due primarily to a former debtor’s repayment in full of the payment-in-kind notes receivable related to the divestiture of the Trading & Merchandising operations, and thus the company no longer receives interest income from those notes. Prior-year amounts included $22 million of income from those notes.
•	The company repurchased approximately $138 million, or approximately 6 million shares, of its common stock during the quarter. The company has approximately $125 million remaining on its existing share repurchase authorization.
•	Equity method investment earnings were $9 million in the current quarter and $4 million in the year-ago period.
•	The effective tax rate for continuing operations for the quarter was approximately 33%.
•	For the quarter, capital expenditures from continuing operations for property, plant, and equipment were $119 million, compared with $123 million in the year-ago period. Depreciation and amortization expense from continuing operations was approximately $97 million for the quarter; this compares with a total of $85 million in the year-ago period.
•	Dividends for the quarter totaled $98 million versus $89 million for the year-ago period, reflecting an increase in the dividend rate earlier this fiscal year, which was partially offset by the impact of fewer shares outstanding.
•	The company settled its property and business interruption claims related to the June 2009 Garner, N.C., event. In connection with this settlement, the company recorded a pretax gain of approximately $105 million in the fourth quarter, which has been classified as an item impacting comparability in the Consumer Foods results.
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•	During the quarter, the company sold its frozen handheld operations, which generated approximately $50 million in net sales in fiscal 2011. The results of those operations, which were not material, have been reclassified to discontinued operations for all periods presented.
•	Subsequent to quarter end, the company purchased the Marie Callender’s brand trademarks from Marie Callender Pie Shops, Inc., for approximately $58 million.
Outlook
The company expects fiscal 2012 EPS, adjusted for items impacting comparability, to grow at a low- to mid-single-digit rate over the comparable fiscal 2011 diluted EPS base of $1.75. The outlook reflects pricing actions under way in both segments and the expected benefit of productivity programs, along with an estimated 7-8% inflation in the Consumer Foods segment and increased pension expense. Given the timing of inflation and pricing, the company expects the fiscal 2012 EPS growth to be concentrated in the second half of the fiscal year, and for the fiscal 2012 first quarter EPS to be below the comparable $0.34 earned in the first quarter of fiscal 2011.
The company’s long-term EPS growth target remains 6-8% annually, adjusted for items impacting comparability.
Major Items Impacting Fourth-quarter Fiscal 2011 EPS Comparability
Included in the $0.62 diluted EPS from continuing operations for the fourth quarter of fiscal 2011 (EPS amounts rounded and after tax):
•	Approximately $0.16 per diluted share of gain, or $105 million pretax, resulting from an insurance settlement related to the Garner, N.C., event that occurred in 2009. This is classified as a reduction of selling, general, and administrative (SG&A) expense within the Consumer Foods segment.
•	Restructuring charges of approximately $0.02 per share, or $11 million pretax, classified as $9 million of cost of goods sold and $2 million of SG&A within the Consumer Foods segment. These charges relate to the company’s decision to move manufacturing activities for efficiency purposes, as well as other plans to optimize manufacturing and distribution networks.
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•	Approximately $0.01 per diluted share of net benefit, or $7 million pretax, related to the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. These amounts will later be reclassified to the operating segments when underlying hedged items are expensed in cost of goods sold.
Included in the $0.27 diluted EPS from continuing operations for the fourth quarter of fiscal 2010 (EPS amounts rounded and after tax):
•	Approximately $0.05 per diluted share of restructuring expense resulting primarily from the company’s decision to move manufacturing activities in Garner, N.C., to Troy, Ohio, as well as the company’s decision to move administrative functions in Edina, Minn., to Naperville, Ill. Pretax costs of $39 million are classified as $3 million of cost of goods sold and $32 million of SG&A expense within the Consumer Foods segment, and $4 million of SG&A expense classified within unallocated Corporate expense.
•	Approximately $0.05 per diluted share of impairment charges in the Consumer Foods segment resulting from an updated assessment of manufacturing strategies and the related impact on an existing facility. The $33 million of pretax impairment charge is classified as SG&A.
•	Approximately $0.02 per diluted share of expense, or $14 million of pretax transaction-related costs associated with securing federal tax benefits related to the Delhi, La., sweet potato project.
•	Approximately $0.01 per diluted share of net income tax benefits resulting in a lower-than-planned effective income tax rate.
•	NOTE: Gilroy Foods & Flavors’ dehydrated vegetable operations generated approximately $0.01 of EPS in the fourth quarter of fiscal 2010. Given the divestiture of those operations, the $0.01 of EPS is classified as discontinued operations. While not included in EPS from continuing operations, the $0.01 is included in the comparable EPS base for fiscal 2010 because those earnings were included in guidance for that year.
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Discussion of Results
ConAgra Foods will host a conference call at 9:30 a.m. EDT today to discuss the results. Following the company’s remarks, the call will include a question-and-answer session with the investment community. Domestic and international participants may access the conference call toll-free by dialing 1-877-627-6590 and 1-719-325-4756, respectively. No confirmation or pass code is needed. This conference call also can be accessed live on the Internet at http://investor.conagrafoods.com.
A rebroadcast of the conference call will be available after 1 p.m. EDT today. To access the digital replay, a pass code number will be required. Domestic participants should dial 1-888-203-1112, and international participants should dial 1-719-457-0820 and enter pass code 1850452. A rebroadcast also will be available on the company’s website.
In addition, the company has posted a question-and-answer supplement relating to this release at http://investor.conagrafoods.com. To view recent company news, please visit http://media.conagrafoods.com.
ConAgra Foods, Inc., (NYSE: CAG) is one of North America’s leading food companies, with brands in 97 percent of America’s households. Consumers find Banquet, Chef Boyardee, Egg Beaters, Healthy Choice, Hebrew National, Hunt’s, Marie Callender’s, Orville Redenbacher’s, PAM, Peter Pan, Reddi-wip, Slim Jim, Snack Pack and many other ConAgra Foods brands in grocery, convenience, mass merchandise and club stores. ConAgra Foods also has a strong business-to-business presence, supplying frozen potato and sweet potato products as well as other vegetable, spice and grain products to a variety of well-known restaurants, foodservice operators and commercial customers. For more information, please visit us at www.conagrafoods.com.
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Note on Forward-looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. The company undertakes no responsibility for updating these statements. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect the company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things: availability and prices of raw materials, including the impact of inflation; the impact of the 2009 accident at the Garner, N.C., manufacturing facility, including the ultimate costs incurred versus the amounts received under insurance policies; the effectiveness of its product pricing, including the ability of the company to timely increase prices; future economic circumstances; industry conditions; the company’s ability to execute its operating and network optimization plans; the success of the company’s innovation, marketing, and cost-saving initiatives; the amount and timing of repurchases of the company’s common stock, if any; the competitive environment and related market conditions; operating efficiencies; the ultimate impact of the company’s product recalls; access to capital; actions of governments and regulatory factors affecting the company’s businesses, including the Patient Protection and Affordable Care Act; and other risks described in the company’s reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date of this release.
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Regulation G Disclosure
Below is a reconciliation of diluted earnings per share adjusted for items impacting comparability.
Q4 FY11 & Q4 FY10 Diluted EPS from Continuing Operations — Reconciliation for Regulation G Purposes

			Percent
	Q4 FY11	Q4 FY10	Change
Diluted EPS from continuing operations	$0.62	$0.27	130%
Items impacting comparability:
Expense related to restructuring charges	0.02	0.05
(Benefit) related to unallocated mark-to-market impact of derivatives	(0.01)	—
(Benefit) related to receipt of insurance proceeds from Garner, N.C., accident	(0.16)	—
Expense related to asset impairment charges	—	0.05
Expense related to tax credit transaction related to Delhi, LA sweet potato facility	—	0.02
(Benefit) of lower-than-planned effective income tax rate	—	(0.01)

Diluted EPS from continuing operations, adjusted for items impacting comparability	$0.47	$0.38	24%
Diluted EPS from Gilroy Foods & Flavors operations, reclassified to discontinued operations in Q4 FY10, but part of the company’s FY10 EPS guidance	—	0.01

Diluted EPS adjusted for items impacting comparability	$0.47	$0.39	21%

Consumer Foods Segment Operating Profit — Reconciliation for Regulation G Purposes
Below is a reconciliation of segment operating profit adjusted for items impacting comparability.

	(Dollars in millions)		Percent
	Q4 FY11	Q4 FY10	Change
Consumer Foods Segment Operating Profit	$367	$226	63%
Expense related to restructuring charges	11	36
(Benefit) related to receipt of insurance proceeds from Garner, N.C., accident	(105)	—
Expense related to asset impairment charges	—	33

Consumer Foods Segment Adjusted Operating Profit	$273	$295	-7%

FY11 EPS — Reconciliation for Regulation G Purposes
Below is a reconciliation of diluted earnings per share adjusted for items impacting comparability.

Total
FY11
Diluted EPS from continuing operations	$1.90
Items impacting comparability:
Expense related to restructuring charges	0.08
(Benefit) related to unallocated mark-to-market impact of derivatives	(0.05)
(Benefit) related to receipt of insurance proceeds from Garner, N.C., accident	(0.15)
(Benefit) of gain on early repayment of Trading & Merchandising divestiture-related PIK note	(0.04)
Rounding	0.01

Diluted EPS adjusted for items impacting comparability	$1.75

Q1 FY11 Diluted EPS from Continuing Operations — Reconciliation for Regulation G Purposes
Below is a reconciliation of diluted earnings per share adjusted for items impacting comparability.

Q1 FY11
Diluted EPS from continuing operations	$0.32
Items impacting comparability:
Expense related to Garner, N.C., and Edina, Minn., restructuring charges	0.01
Net expense related to unallocated mark-to-market impact of derivatives	0.01

Diluted EPS adjusted for items impacting comparability	$0.34

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ConAgra Foods, Inc.
Segment Operating Results
(in millions)
(unaudited)

	FOURTH QUARTER
	13 Weeks Ended	13 Weeks Ended
	May 29, 2011	May 30, 2010	Percent Change
SALES
Consumer Foods	$2,026.9	$2,014.9	0.6%
Commercial Foods	1,183.1	1,032.6	14.6%

Total	3,210.0	3,047.5	5.3%

OPERATING PROFIT
Consumer Foods	$367.3	$225.8	62.7%
Commercial Foods	127.3	111.3	14.4%

Total operating profit for segments	494.6	337.1	46.7%

Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings
Items excluded from segment operating profit:
General corporate expense	(58.4)	(123.8)	(52.8)%
Interest expense, net	(54.9)	(38.8)	41.5%

Income from continuing operations before income taxes and equity method investment earnings	$381.3	$174.5	118.5%

Segment operating profit excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.
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ConAgra Foods, Inc.
Segment Operating Results
(in millions)
(unaudited)

	FULL FISCAL YEAR
	52 Weeks Ended	52 Weeks Ended
	May 29, 2011	May 30, 2010	Percent Change
SALES
Consumer Foods	$8,002.0	$7,939.7	0.8%
Commercial Foods	4,301.1	4,075.2	5.5%

Total	12,303.1	12,014.9	2.4%

OPERATING PROFIT
Consumer Foods	$1,144.3	$1,109.6	3.1%
Commercial Foods	504.6	538.6	(6.3)%

Total operating profit for segments	1,648.9	1,648.2	—%

Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings
Items excluded from segment operating profit:
General corporate expense	(246.5)	(406.4)	(39.3)%
Interest expense, net	(177.5)	(160.4)	10.7%

Income from continuing operations before income taxes and equity method investment earnings	$1,224.9	$1,081.4	13.3%

Segment operating profit excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.
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ConAgra Foods, Inc.
Consolidated Statements of Earnings
(in millions, except per share amounts)
(unaudited)

	FOURTH QUARTER
	13 Weeks Ended	13 Weeks Ended	Percent
	May 29, 2011	May 30, 2010	Change
Net sales	$3,210.0	$3,047.5	5.3%
Costs and expenses:
Cost of goods sold	2,505.1	2,310.5	8.4%
Selling, general and administrative expenses	268.7	523.7	(48.7)%
Interest expense, net	54.9	38.8	41.5%

Income from continuing operations before income taxes and equity method investment earnings	381.3	174.5	118.5%
Income tax expense	130.2	56.4	130.9%
Equity method investment earnings	9.0	4.4	104.5%

Income from continuing operations	260.1	122.5	112.3%

Loss from discontinued operations, net of tax	(4.5)	(32.3)	(86.1)%

Net income	$255.6	$90.2	183.4%

Less: Net income (loss) attributable to noncontrolling interests	0.7	(0.4)	N/A

Net income attributable to ConAgra Foods, Inc.	$254.9	$90.6	181.3%

Earnings per share — basic

Income from continuing operations	$0.63	$0.28	125.0%
Loss from discontinued operations	(0.01)	(0.08)	(87.5)%

Net income attributable to ConAgra Foods, Inc.	$0.62	$0.20	210.0%

Weighted average shares outstanding	411.4	444.0	(7.3)%

Earnings per share — diluted

Income from continuing operations	$0.62	$0.27	129.6%
Loss from discontinued operations	(0.01)	(0.07)	(85.7)%

Net income attributable to ConAgra Foods, Inc.	$0.61	$0.20	205.0%

Weighted average share and share equivalents outstanding	416.9	449.4	(7.2)%

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ConAgra Foods, Inc.
Consolidated Statements of Earnings
(in millions, except per share amounts)
(unaudited)

	FULL FISCAL YEAR
	52 Weeks Ended	52 Weeks Ended	Percent
	May 29, 2011	May 30, 2010	Change
Net sales	$12,303.1	$12,014.9	2.4%
Costs and expenses:
Cost of goods sold	9,389.6	8,953.7	4.9%
Selling, general and administrative expenses	1,511.1	1,819.4	(16.9)%
Interest expense, net	177.5	160.4	10.7%

Income from continuing operations before income taxes and equity method investment earnings	1,224.9	1,081.4	13.3%
Income tax expense	421.0	360.9	16.7%
Equity method investment earnings	26.4	22.1	19.5%

Income from continuing operations	830.3	742.6	11.8%

Loss from discontinued operations, net of tax	(11.5)	(19.3)	(40.4)%

Net income	$818.8	$723.3	13.2%

Less: Net income (loss) attributable to noncontrolling interests	1.8	(2.5)	N/A

Net income attributable to ConAgra Foods, Inc.	$817.0	$725.8	12.6%

Earnings per share — basic

Income from continuing operations	$1.92	$1.68	14.3%
Loss from discontinued operations	(0.02)	(0.05)	(60.0)%

Net income attributable to ConAgra Foods, Inc.	$1.90	$1.63	16.6%

Weighted average shares outstanding	429.7	443.6	(3.1)%

Earnings per share — diluted

Income from continuing operations	$1.90	$1.66	14.5%
Loss from discontinued operations	(0.02)	(0.04)	(50.0)%

Net income attributable to ConAgra Foods, Inc.	$1.88	$1.62	16.0%

Weighted average share and share equivalents outstanding	434.3	447.1	(2.9)%

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ConAgra Foods, Inc.
Consolidated Balance Sheets
(in millions)
(unaudited)

	May 29, 2011	May 30, 2010
ASSETS
Current assets
Cash and cash equivalents	$972.4	$953.2
Receivables, less allowance for doubtful accounts of $7.8 and $8.5	849.4	849.6
Inventories	1,803.4	1,597.9
Prepaid expenses and other current assets	274.1	307.3
Current assets held for sale	—	252.1

Total current assets	3,899.3	3,960.1
Property, plant and equipment, net	2,670.1	2,602.4
Goodwill	3,609.4	3,549.9
Brands, trademarks and other intangibles, net	936.3	874.8
Other assets	293.6	695.6
Noncurrent assets held for sale	—	55.2

	$11,408.7	$11,738.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable	$—	$0.6
Current installments of long-term debt	363.5	260.2
Accounts payable	1,083.7	919.1
Accrued payroll	124.1	263.9
Other accrued liabilities	554.3	579.0
Current liabilities held for sale	—	13.4

Total current liabilities	2,125.6	2,036.2
Senior long-term debt, excluding current installments	2,674.4	3,030.5
Subordinated debt	195.9	195.9
Other noncurrent liabilities	1,704.3	1,541.3
Noncurrent liabilities held for sale	—	5.2
Total stockholders’ equity	4,708.5	4,928.9

	$11,408.7	$11,738.0

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ConAgra Foods, Inc.
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	52 Weeks Ended	52 Weeks Ended
	May 29, 2011	May 30, 2010
Cash flows from operating activities:
Net income	$818.8	$723.3
Income from discontinued operations	(11.5)	(19.4)

Income from continuing operations	830.3	742.7
Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
Depreciation and amortization	360.9	324.1
Gain on sale of businesses	—	(14.3)
Asset impairment charges	19.8	64.4
Impairment charges related to Garner accident	—	31.5
Insurance recoveries recognized related to Garner accident	(109.4)	(58.1)
Receipts from insurance carriers related to Garner accident	64.5	50.2
Distributions from affiliates greater (less) than current earnings	(13.1)	8.5
Share-based payments expense	44.8	55.8
Proceeds from settlement of interest rate swap	31.5	—
Non-cash interest income on payment-in-kind notes	—	(67.9)
Receipt of interest on payment-in-kind notes earned in prior years	102.8	—
Gain on collection of payment-in-kind notes	(25.0)	—
Contributions to Company pension plans	(129.4)	(122.6)
Other items (including noncurrent deferred income taxes)	267.5	95.8
Change in operating assets and liabilities excluding effects of business acquisitions and dispositions:
Accounts receivable	2.8	(90.1)
Inventories	(190.7)	199.6
Prepaid expenses and other current assets	31.6	(20.0)
Accounts payable	185.0	73.9
Accrued payroll	(139.2)	96.9
Other accrued liabilities	5.3	59.6

Net cash flows from operating activities—continuing operations	1,340.0	1,430.0
Net cash flows from operating activities—discontinued operations	12.3	42.7

Net cash flows from operating activities	1,352.3	1,472.7

Cash flows from investing activities:
Additions to property, plant and equipment	(466.2)	(482.3)
Receipts from insurance carriers related to Garner accident	18.0	34.8
Sale of businesses	—	21.7
Sale of property, plant and equipment	18.9	88.4
Purchase of businesses and intangible assets	(149.1)	(106.5)
Proceeds from collection of payment-in-kind notes	412.5	91.9
Other items	—	—

Net cash flows from investing activities—continuing operations	(165.9)	(352.0)
Net cash flows from investing activities—discontinued operations	254.8	(3.3)

Net cash flows from investing activities	88.9	(355.3)

Cash flows from financing activities:
Repayment of long-term debt	(294.3)	(15.8)
Repurchase of ConAgra Foods common shares	(825.0)	(100.0)
Cash dividends paid	(374.5)	(346.7)
Exercise of stock options and issuance of other stock awards	59.7	54.7
Other items	2.1	3.9

Net cash flows from financing activities—continuing operations	(1,432.0)	(403.9)
Net cash flows from financing activities—discontinued operations	(0.1)	(0.6)

Net cash flows from financing activities	(1,432.1)	(404.5)

Effect of exchange rate changes on cash and cash equivalents	10.1	(2.9)
Net change in cash and cash equivalents	19.2	710.0
Discontinued operations cash activity included above:
Cash and cash equivalents at beginning of year	953.2	243.2

Cash and cash equivalents at end of year	$972.4	$953.2

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